UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2022

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
Burlington,	MA	01803-4238
(Address of principal executive offices)		(Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On April 8, 2022 (the "Effective Date"), CIRCOR International, Inc., a Delaware corporation (the “Company”), entered into Amendment No. 1 to the Credit Agreement (the “First Amendment”), which amends the credit agreement, dated as of December 21, 2021, by and among the Company, as borrower, certain domestic subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Truist Bank, as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”), swing line lender and a letter of credit issuer (the “Original Credit Agreement,” and as amended by the First Amendment, the “Credit Agreement”). The First Amendment makes certain changes to the Original Credit Agreement, including, among other things, (i) extending the deadline for the Company to deliver its annual financial statements for the fiscal year ended December 31, 2021 to May 31, 2022, (ii) increasing the interest rate margins for (a) the term loan facility to 5.50% with respect to Eurodollar loans, (b) the revolving facility to 4.75% with respect to Eurodollar loans and (c) the swing line facility to 3.75%, (iii) in the event of a step-down in the debt ratings of the facilities, increasing the interest rate margins for the term loan facility by an additional 0.50% during any such step-down period, (iv) decreasing certain debt, lien, investment, restricted payment and affiliate transaction baskets and negative covenant thresholds by 15%, (v) further decreasing or eliminating the use of certain debt, lien, investment and restricted payment baskets during the period from the Effective Date until the date on which the Company delivers the annual financial statements for the fiscal year ended December 31, 2021 (such period, the “Restricted Period”), (vi) eliminating the minimum threshold and reinvestment rights with respect to mandatory prepayments of the term loans with the net cash proceeds of sale-leaseback transactions, subject to certain exceptions, (vii) restricting the Company’s ability to borrow swing loans or revolving loans if the aggregate amount of cash and cash equivalents of the Company and its domestic subsidiaries exceeds $10.0 million and creating a requirement to prepay outstanding swing loans and revolving loans with any such excess, in each case, during the Restricted Period, (viii) resetting the “soft call” prepayment premium until the 12-month anniversary of the Effective Date, and (ix) requiring the Company to hold private-side lender calls twice upon request of the Administrative Agent during the Restricted Period and promptly after the delivery of all quarterly and annual financial statements.

In connection with the execution of the First Amendment, the Company paid customary arranger and lender consent fees and reasonable and documented expenses of the Administrative Agent.

The foregoing summary of the First Amendment is qualified in its entirety by the complete text of the First Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as if fully set forth herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously announced, on January 19, 2022, the Board of Directors (the “Board”) of CIRCOR International, Inc. (the “Company”) appointed Tony Najjar as the Company’s Chief Operating Officer (“COO”) and Interim President and Chief Executive Officer (“Interim CEO”).

On April 11, 2022, the Board approved a new compensation agreement (the “Agreement”) with Mr. Najjar. Pursuant to the Agreement, for his role as COO Mr. Najjar will receive a base salary equal to $425,000 per annum, an annual short-term incentive bonus target of 65% of his base salary, and as long-term incentive an annual Restricted Stock Unit (“RSU”) grant of $500,000 according to the company’s typical granting and vesting practices. The change to Mr. Najjar’s base salary is effective retroactive to January 19, 2022, and his short-term incentive target is effective for calendar year 2022.

Additionally, for his role as interim CEO, the Agreement provides that Mr. Najjar will receive incremental compensation of $20,000 per month for the period of time he serves as Interim CEO, effective retroactive to January 19, 2022, and a one-time grant of $250,000 dollars of RSUs (the “End of Assignment RSUs”). The End of Assignment RSUs will be granted at the earlier of the Board’s determination that Mr. Najjar’s service as Interim CEO has concluded or immediately prior to a Change of Control event (as defined in Mr. Najjar’s existing Change of Control Agreement). The End of Assignment RSUs will vest one year from the grant date, with vesting accelerated if Mr. Najjar’s employment with the Company is terminated for a reason other than for Cause, as such term is defined in his Executive Employment Agreement, or as provided in Mr. Najjar’s Change of Control Agreement.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1
Amendment No. 1 to Credit Agreement, dated as of April 8, 2022, by and among CIRCOR International, Inc., as borrower, the other credit parties party thereto, each lender and letter of credit issuer from time to time party thereto and Truist Bank, as administrative agent and collateral agent.

101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR INTERNATIONAL, INC.
April 13, 2022	By: /s/ Jessica W. Wenzell
Name: Jessica W. Wenzell
Title: General Counsel & Chief People Officer